Exhibit 10.1

October 15, 2023
Marco Ferri
[*]

Re:     Termination of Employment; Transition Services
Dear Marco:
This letter agreement (this “Letter Agreement”) sets forth the mutual understanding by and between you and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”) regarding the termination of your employment with the Company and certain transition matters. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the MarketWise, Inc. Executive Severance Plan effective December 16, 2022 (the “Severance Plan”).
1.     Termination of Employment. The Company has terminated your employment without Cause, effective as of October 13, 2023 (the “Termination Date”) and, effective as of the Termination Date, you will resign from all director and officer positions with the Company and any subsidiaries and affiliates thereof.
2.     Severance Benefits. The termination of your employment on the Termination Date is a Qualifying Termination under the Severance Plan and constitutes a Separation from Service under Section 409A. Accordingly, subject to your compliance with the terms and conditions set forth in the Severance Plan (including your execution and non-revocation of a Release, a copy of which is attached hereto as Exhibit A, and your continued compliance with applicable restrictive covenants), you will be entitled to receive and the Company shall, except as set forth in this Section 2, pay the Severance Benefits set forth in the Severance Plan in accordance with the terms and provisions of the Severance Plan; provided, that, for the avoidance of doubt, you acknowledge that you will not be eligible to receive the amount of any Company-paid portion of any COBRA premiums during the Benefit Continuation Period as the Company does not pay any portion of your group health plan premiums as of the Termination Date. In addition, You will remain eligible to receive any previously earned but not yet paid acquisition transaction bonus payments pursuant to Your employment agreement with the Company.
3.    Transition Services. You and the Company agree that during the period beginning on the Termination Date and ending when terminated by either party upon ten days’ written notice (the “Transition Period”), you will provide certain transition services as requested by the Company from time to time, on a non-exclusive basis (the “Transition Services”), and the Company will compensate you at an hourly rate of $500 for your performance of such Transition Services. You and the Company acknowledge and agree that, during the Transition Period, you shall provide the Transition Services as an independent contractor of the Company pursuant to the terms of a consulting agreement to be entered into by and between you and the Company in substantially the form attached hereto as Exhibit B, you shall not be an agent or employee of the Company, and you shall not be authorized to act on behalf of the Company other than with

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respect to transition services as requested by the Company from time to time and as specifically permitted by the Company. Your agreement to provide the Transition Services is a separate agreement and will have no impact on your right to the Severance Benefits. At the end of the Transition Period, you shall return to the Company, in good condition, all property of the Company, including without limitation, computer and communication equipment, keys, access cards and codes, credit and payment cards, and the originals and all copies (whether in hard-copy or electronic form) of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any confidential information of the Company.
4.    Further Assurances. In order to effectuate the foregoing, the parties agree to execute any additional documents and to take such further actions as may reasonably be required to effectuate the intent of this Letter Agreement.
5.    Entire Agreement. This Letter Agreement (including the exhibits hereto) and the Severance Plan set forth the entire agreement between you and the Company with respect to the terms of your separation from the Company. This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement voluntarily.
[signature page follows]

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    Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and the accompanying Release in their entirety; fully understand and agree to their terms and provisions; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Maryland and may be executed in several counterparts.

Very truly yours,

/s/ Amber Mason
Amber Mason
Chief Executive Officer

Agreed, Acknowledged and Accepted:

/s/ Marco Ferri
Marco Ferri

Date: October 16, 2023

Agreed, Acknowledged and Accepted:

MarketWise, Inc. and MarketWise, LLC

/s/ Amber Mason
Amber Mason, Chief Executive Officer

Date: October 16, 2023

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EXHIBIT A
RELEASE
THIS RELEASE (this “Release”) is dated October 15, 2023 by Marco Ferri (“Employee”) in favor of the Releasees (as defined below).

WHEREAS, as described in the Letter Agreement Re: Termination of Employment; Transition Services (the “Letter Agreement”), by and between Employee and MarketWise, Inc. and MarketWise, LLC (collectively with their subsidiaries and affiliates, the “Company”), dated October 15, 2023, and the MarketWise, Inc. Executive Severance Plan dated December 16, 2022 (the “Severance Plan”), Employee is entitled to receive the Severance Benefits (as defined in the Severance Plan), subject to the terms and conditions of the Severance Plan.

WHEREAS, pursuant to the Severance Plan, Employee is required to execute and not revoke this Release as provided in order to receive the Severance Benefits.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employee agrees as follows:

1.    Release in Full of All Claims. In exchange for the Severance Benefits and other good and valuable consideration as provided in accordance with the terms of the Letter Agreement and the Severance Plan, Employee, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, managers, trustees, board members, stockholders, agents, affiliates, parent entity(ies), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses arising on or prior to the date Employee signs this Release, including, but not limited to, those that in any way arise from, grow out of, or are related to Employee’s employment with the Company or any of its affiliates and subsidiaries or the termination thereof. By way of example only and without limiting the immediately preceding sentence, Employee agrees that he is releasing, waiving, and discharging any and all claims against the Company and the Releasees under (a) any federal, state, or local employment law or statute, including, but not limited to, Title VII of the Civil Rights Act(s) of 1964 and 1991, Section 1981 of the Civil Rights Act of 1870, the Employee Retirement Income Security Act, the Americans with Disabilities Act (the “ADA”), the Age Discrimination in Employment Act (the “ADEA”), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Florida Equal Pay Law, Fla. Stat. § 448.07, Florida Whistleblower Protection Act, Fla. Stat. §§ 448.0, et seq.; Florida Drug Screening Laws, Fla. Stat. §§ 440.101, et seq., 112.0455, Florida Medical and Other Testing Law, Fla. Stat. 760.40, Florida’s Negligent Hiring Law, Fla. Stat. 768.096, Florida Constitution, Fla. Const. art. X, § 24, Florida’s Workers’ Compensation Retaliation provision, Fla. Stat. § 440.205; Florida’s Guns at Work Law, Fla. Stat. 790.251, Florida Jury Duty Law, Fla. Stat. § 40.271, Florida’s Testifying in Court Law, Fla. Stat. § 92.57, Florida’s Military Service Law, Fla. Stat. § 250.481, Florida’s Voting Law, Fla. Stat. § 104.081, or (b) any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, (xiv) breach of implied covenant of good faith, or (xv) claims under any of the Releasees’ policies or practices.

Notwithstanding the foregoing, Employee does not: (A) give up his right to any benefits to which he is entitled under any retirement plan of the Company that is intended to be qualified under Section 40l(a) of the Code, (B) give up his rights, if any, under Part 6 of Subtitle B of Title I of the Employee

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Retirement Income Security Act of 1974, as amended (“COBRA”), (C) give up his rights to any monetary award from a government-administered whistleblower award program, such as that offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, (D) give up his rights to enforce the terms of the Letter Agreement, the Severance Plan and this Release, (E) give up his rights to any claims in respect of his equity interests in the Company and/or (F) release any claims to challenge the validity of this release under the ADEA or any claims that Employee cannot waive by operation of law. Nothing contained herein shall be construed to prohibit Employee from the right to communicate with, file a charge of discrimination, harassment or retaliation with, or participate in any investigation by the Equal Employment Opportunity Commission (the “EEOC”) or any other governmental or administrative agency or participating in investigations by that entity or any other governmental or administrative agency. However, Employee acknowledges that the release he executes herein waives his right to seek or accept individual remedies or monetary damages in any such action or lawsuit arising from such charges or investigations, including, but not limited to, back pay, front pay, or reinstatement. Employee further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Release, Employee will not accept any personal relief in any such action, including damages, attorneys’ fees, costs, and all other legal or equitable relief.

Furthermore, nothing in this Agreement shall restrict the Employee from pursuing any claims or engaging in protected conduct that by law cannot be released or waived by the Employee in this Release, including (a) the right to pursue unemployment or workers’ compensation benefits or any other claims that cannot be waived by law; (b) any rights the Employee may have, if any, as a non-supervisory employee under Section 7 of the National Labor Relations Act, such as the right to engage in protected concerted activity, or (c) the right to communicate with, cooperate with, or provide information to, or receive any financial awards from, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board, or the U.S. Department of Justice. Notwithstanding anything herein, the undersigned acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2.    Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the EEOC or other governmental or administrative agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of the Releasees, except as required by law, subpoena or other compulsory process.

Moreover, Employee agrees that to the extent he is compelled to cooperate with such third parties, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Employee agrees that within three (3) days after such cooperation, he will meet with representatives of the Company and disclose the information that he provided to the third party, unless he is prohibited from doing so by law or judicial order. This Section is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if Employee is legally required to appear or participate in any proceeding that involves or is brought against the Company or the Releasees, Employee agrees to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or the Releasees; however, nothing in this Release is intended to require Employee to notify the Company in advance of any communication with or disclose what he plans to say or has said to the EEOC, the Securities and Exchange Commission (SEC) or any other governmental or administrative agency.

3.    No Admission of Wrongful Conduct. Employee hereby acknowledges and agrees that, by the Company providing the consideration described above and entering into this Release, the Company, including its past or present employees, officers, managers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other

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representatives, and the Releasees are not admitting any unlawful or otherwise wrongful conduct or liability to Employee or his heirs, executors, administrators, assigns, agents, or other representatives. Employee and the Company further understand and agree that this Release shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Release to any appropriate forum in the event of an alleged breach of this Release or a claim by either party concerning the enforceability or interpretation of this Release.

4.    Arbitration and Damages in Case of Breach. Any and all disputes arising out of or in any way relating to this Release shall be submitted to binding arbitration before a panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association.

Any breach of this Release by Employee or the Company shall entitle the other party to recover (a) any and all amounts paid pursuant to this Release except for Twenty Thousand Dollars ($20,000.00) of the Severance Benefits, plus (b) any actual damages that the Company or Employee can establish resulted or will result from such breach, upon a showing to a binding arbitration panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. Except as provided in Section 12.5 of the Severance Plan, the costs of any such proceeding, including reasonable attorneys’ fees, shall be paid by the non-prevailing party. This Section shall not apply to any claim filed by Employee with the EEOC, SEC or other governmental or administrative agencies, including an action concerning the enforceability of this Release.

5.    ADEA/Older Workers Benefit Protection Act ("OWBPA") Waiver & Acknowledgment. Employee understands that the release set forth herein includes a release of any claims he may have under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., against any of the Releasees that may have existed on or prior to the date upon which Employee executes this Release. Employee understands that the ADEA is a federal statute that prohibits discrimination on the basis of age. Employee wishes to waive any and all claims under the ADEA that Employee may have against any of the Releasees as of the date upon which Employee executes this Release, and hereby waives such claims. Employee understands that any claims under the ADEA that may arise after the date this Release is executed by Employee are not waived. Employee acknowledges that he is receiving consideration for the waiver of any and all claims under the ADEA to which he is not already entitled.

Employee, pursuant to and in compliance with the rights afforded him under the OWBPA: (a) is advised to consult with an attorney before executing this Release; (b) has, at his option, at least twenty-one (21) calendar days to consider this Release; (c) may revoke this Release at any time within the seven (7) calendar day period following his execution of this Release (the “Revocation Period”); (d) is advised that this Release shall not become effective or enforceable until the Revocation Period has expired; and (e) is advised that he is not waiving claims that may arise after the date on which he executes this Release. Notwithstanding the fact that Employee has 21 calendar days to consider signing this Agreement, Employee may, in Employee’s sole discretion, elect to sign this Agreement prior to the end of the 21-day period. If EMPLOYEE elects to sign this Release prior to the end of the 21-day period, then, by Employee’s signature below, Employee represents and warrants that Employee’s decision to shorten the 21-day period was done knowingly and voluntarily and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the Severance Benefits provided by the Company.

Employee may revoke this Release by delivering a written notice of revocation to Cynthia Cherry, Chief Human Resources Officer at MarketWise, Inc. 1125 N. Charles St. Baltimore, MD 21201 or by email at [*]. For this revocation to be effective, such written notice must be received by such person, at the address set forth above no later than the close of business on the seventh (7th) calendar day after Employee signs this Release. If this Release is not revoked within the Revocation Period, this Release will become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). Employee understands and acknowledges that if he revokes this Release within the Revocation Period, Employee will not receive any Severance Benefits.

6.    Governing Law. This Release shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Maryland.

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7.    Severability. Should any provision of this Release be declared or be determined by any court to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term or provision shall be deemed not to be part of this Release. The waiver of a breach of any of the provisions of this Release shall not operate or be construed as a waiver of any other provision of this Release or a waiver or any subsequent breach of the same provision. Notwithstanding the foregoing, if this Release is invalidated, the Letter Agreement is nullified in its entirety and the Company shall have no obligation under the Letter Agreement.

8.    Voluntary Execution. Employee acknowledges that he is executing this Release voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Release. Further, Employee acknowledges that he has received a copy of this Release on October 13, 2023 and has had an opportunity to carefully review this Release with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Release prior to signing. Employee will be responsible for any attorneys’ fees incurred in connection with the review of this Release by his attorneys. This Release may be executed in counterparts and by signatures transmitted by fax or email. Employee acknowledges that this Release may not be executed prior Employee’s last day of employment, and if Employee executes the Release prior to his last day of employment, it is null and void. The offer to enter into this Release shall remain open for twenty-one (21) calendar days following Employee’s last day of employment, after which time it shall be deemed withdrawn without further action or notice by the Company. Employee will not receive any Severance Benefits if this Release is not executed on or prior to the twenty-first (21st) calendar day following his last day of employment.

9.    No Assignment of Claims. Employee hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

10.    Successors and Assigns. This Release shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Employee hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Employee has executed and delivered this Release on the date set forth below.

Date: October 16, 2023	By:	/s/ Marco Ferri
	Name:	Marco Ferri

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